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                           CERTIFICATE OF AMENDMENT            Exhibit 3.1.4
                                      OF
                    RESTATED CERTIFICATE OF INCORPORATION
                             OF GIANT GROUP, INC.


        The undersigned, the duly elected and presently acting Vice Chairman and Secretary, respectively, of GIANT GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certify as follows:

        FIRST: That the Board of Directors of the Corporation has adopted the following resolution and the therein specified amendent to the Corporation's Restated Certificate of Incorporation:

                "RESOLVED, that Article FOURTH, Clause A, of the Corporation's Restated Certificate of Incorporation be amended and restated in its entirety as set forth below and that such amendment be submitted for their approval at the Corporation's 1994 Annual Meeting of Stockholders;

                'FOURTH: (A) The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fourteen Million Five Hundred Thousand (14,500,000) shares, consisting of Two Million (2,000,000) shares designated as Preferred Stock of the par value of One Cent ($.01) per share (the "Preferred Stock"), and Twelve Million Five Hundred Thousands (12,500,000) shares designated as Common Stock of the par value of One Cent ($.01) per share (the "Common Stock").' "

        SECOND: That the stockholders of the Corporation have adopted and approved the foregoing amendment at an annual meeting called and held in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware.




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                THIRD:  That the foregoing amendment was duly adopted
        in accordance with the applicable provisions of Section 242 of the General Corporation law of the State of Delaware.

                IN WITNESS WHEREOF, this Certificate of Amendment has been signed by David Gotterer and Terry L. Kinder, the duly elected and presently acting Vice Chairman and Secretary, respectively, of GIANT GROUP, LTD., as of the 9th day of May, 1994.



                                        /s/  DAVID GOTTERER
                                        ------------------------------------
                                        David Gotterer, Vice Chairman



ATTEST:     /s/  TERRY L. KINDER
        ---------------------------
        Terry L. Kinder, Secretary